Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint ﬁling on behalf of each of them of a Statement on Schedule 13D (including additional amendments thereto) with respect to the Common Shares, without par value, of Linx S.A.

This Joint Filing Agreement shall be ﬁled as an Exhibit to such Statement. The undersigned acknowledge that each shall be responsible for the timely ﬁling of any amendments to such joint ﬁling and for the completeness and accuracy of the information concerning him or it contained herein and therein, but shall not be responsible for the completeness and accuracy of the information concerning the others.

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

Dated as of October 15, 2020

Stone Pagamentos S.A. /s/ Mateus Scherer Schwening
Name: Mateus Scherer Schwening Title: Treasury Officer

Stone Pagamentos S.A. /s/ Lia Machado de Matos
Name: Lia Machado de Matos Title: Strategy and New Business Officer

DLP Capital LLC By: STONECO LTD., its sole member /s/ Thiago dos Santos Piau
Name: Thiago dos Santos Piau Title: Chief Executive Officer

STONECO LTD. /s/ Thiago dos Santos Piau
Name: Thiago dos Santos Piau Title: Chief Executive Officer

VCK Investment Fund Limited (SAC) /s/ Sheldon Cartwright
Name: Sheldon Cartwright Title: Director

VCK Investment Fund Limited (SAC) A /s/ Sheldon Cartwright
Name: Sheldon Cartwright Title: Director

VCK Investment Fund Limited (SAC) E /s/ Sheldon Cartwright
Name: Sheldon Cartwright Title: Director

ANDRÉ STREET DE AGUIAR /s/ André Street de Aguiar

EDUARDO CUNHA MONNERAT SOLON DE PONTES /s/ Eduardo Cunha Monnerat Solon de Pontes